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                                                                    EXHIBIT 99.1


(CRAFTMADE INTERNATIONAL, INC. LOGO)


FOR IMMEDIATE RELEASE

For Further Information:
Kathy Oher                                        Hala Aly
Chief Financial Officer                           Halliburton Investor Relations
(972) 393-3800, ext. 166                          (972) 458-8000
Investorrelations@craftmade.com                   haly@halliburtonir.com


                          CRAFTMADE INTERNATIONAL, INC.
                        ANNOUNCES STOCK PURCHASE PROGRAM

COPPELL, TEXAS, December 10, 2003 - Craftmade International, Inc. (NASDAQ: CRFT) announced today that its Board of Directors has approved the purchase of up to 500,000 shares of its common stock in the open market and in privately negotiated transactions, subject to prevailing market conditions. Craftmade is buying the shares of common stock because it believes they are currently undervalued and present a valid investment for the Company.

Craftmade currently has approximately 5.4 million shares of common stock outstanding. The closing sale price of its common stock on Tuesday, December 9, 2003, as reported on the Nasdaq National Market System, was $23.70.

Repurchased shares will be available for use in connection with valid corporate purposes and the repurchase may be suspended or discontinued at any time. The timing and amount of any shares repurchased will be determined by the management of the Company based on its evaluation of market conditions and other factors.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.

Certain statements in this News Release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company's filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

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